UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2012

ADDUS HOMECARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34504	20-5340172
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2401 South Plum Grove Road, Palatine, Illinois		60067
(Address of principal executive offices)		(Zip Code)

(847) 303-5300

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 17, 2012, Addus HealthCare, Inc. (the “Company”), a wholly-owned subsidiary of Addus HomeCare Corporation (“Addus HomeCare”), entered into a Separation Agreement and General Release (the “Separation Agreement”), with Gregory Breemes, effective September 12, 2012 (the “Separation Date”), in connection with the termination of Mr. Breemes’ employment as the Vice President of Home Health Services of the Company.

In consideration of Mr. Breemes’ execution of a release of claims in favor of the Company upon the Separation Date, Mr. Breemes will receive (i) $183,750.00, less applicable deductions and witholdings, payable in equal installments in accordance with the Company’s customary payroll practices between the Separation Date and March 12, 2013 (the “Benefits Period”); and (ii) continuation of benefits during the Benefits Period at the same level offered to and enrolled in by Mr. Breemes prior to the Separation Date (collectively, the “Separation Benefits”); provided, that such Separation Benefits will terminate upon Mr. Breemes’ commencement of employment with a new employer. Pursuant to the Separation Agreement, Mr. Breemes forfeited all unvested options previously granted to him by the Company.

Pursuant to the Separation Agreement, Mr. Breemes released the Company and its affiliates and related persons from all claims existing or arising through the date of the Separation Agreement, except as expressly stated otherwise in the Separation Agreement.

Pursuant to the terms of the Separation Agreement, Mr. Breemes is subject to certain restrictive covenants, including restrictions on his ability to compete with the Company, its subsidiaries and affiliates, solicit the employees, customers or other business relationships thereof, disclose confidential information or disparage the Company, its subsidiaries, affiliates, directors, officers, employees or stockholders.

In accordance with applicable law, Mr. Breemes has the right to revoke the Separation Agreement for a period of seven days after the date on which it was executed, and the Separation Agreement will not become effective or enforceable until after the expiration of such seven-day revocation period.

Further details regarding the agreement between Mr. Breemes and the Company are contained in the Separation Agreement, which is attached hereto as Exhibit 99.1 and incorporated herein by reference. This description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the actual terms of the Separation Agreement.

Item 1.02.	Termination of a Material Definitive Agreement.

Pursuant to the Separation Agreement, Mr. Breemes and the Company agreed that the Employment Agreement, dated as of July 25, 2011, and amended as of July 18, 2011, between Mr. Breemes and the Company (as amended, the “Employment Agreement”), has been superseded by the Separation Agreement and has been terminated effective September 12, 2012. The disclosure set forth in Item 1.01 above is incorporated by reference herein.

Pursuant to the Employment Agreement, the initial term of Mr. Breemes’ agreement was four years from July 18, 2011. Under the Employment Agreement, Mr. Breemes’ base salary was originally (i) $250,000 for his first 12 months of employment, (ii) $262,500 for his second 12 months of employment, (iii) $275,000 for his third 12 months of employment and (iv) thereafter, an amount subject to review and adjustment by the compensation committee of the board of directors of Addus HomeCare on or about each anniversary of July 18, 2011. In addition, Mr. Breemes was eligible to receive a target bonus in an amount equal to between 40% and 70% of his annual base salary. In addition, under the Employment Agreement, Mr. Breemes was entitled to participate in the Company’s health, disability, vacation and 401(k) plans, with matching contributions by the Company up to 6% of Mr. Breemes’ annual contribution, as well as a life insurance policy with a death benefit of up to five times his base salary, although the Company was not required to pay more than 3% of Mr. Breemes’ base salary for such insurance policy. In connection with the Employment Agreement, Mr. Breemes was granted nonqualified stock options pursuant to the Company’s 2009 Stock Incentive Plan to purchase 50,000 shares of the Company’s common stock. The options were to vest over a five year period.

Under the Employment Agreement, if Mr. Breemes’ employment was terminated for reasonable cause or due to his death or disability, Mr. Breemes was entitled to receive (i) any unpaid base salary for the period prior to the date of termination and (ii) unpaid benefits for the period prior to the date of termination. If Mr. Breemes’ employment was terminated by the Company for any other reason or by Mr. Breemes for good reason, subject to the conditions set forth in the Employment Agreement, Mr. Breemes was entitled to receive (i) any unpaid base salary for the period prior to the date of termination, (ii) a pro rata portion of his bonus, (iii) any unpaid benefits for the period prior to the date of termination and (iv) severance in an amount equal to one-quarter of his annual cash compensation (as defined in the Employment Agreement) payable in equal installments for three months following termination, plus continuation of all benefits during such period (subject to early termination as provided in the Employment Agreement); provided, that if Mr. Breemes was employed for one year from July 18, 2011, such severance would be increased to one-half of his annual cash compensation payable in equal installments for 6 months following termination (subject to early termination as provided in the Employment Agreement) plus continuation of all benefits for such period. Under the Employment Agreement, Mr. Breemes also agreed to certain post-employment restrictive covenants similar to those included in the Separation Agreement.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibit:

Exhibit No.	Description
99.1	Separation Agreement and General Release, effective as of September 12, 2012, between Addus HealthCare, Inc. and Gregory Breemes

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADDUS HOMECARE CORPORATION

Dated: September 21, 2012	By:	/s/ Dennis Meulemans
	Name:	Dennis Meulemans
	Title:	Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Separation Agreement and General Release, effective as of September 12, 2012, between Addus HealthCare, Inc. and Gregory Breemes